Exhibit 10.28

CONFIDENTIALITY, NON-COMPETE AND NON-SOLICITATION AGREEMENT

This CONFIDENTIALITY, NON-COMPETE AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made as of November    , 2005 by and between Boulder Specialty Brands, Inc., a Delaware corporation (the “Company”), and                      (the “Affiliate”), who is an officer or director of, or a senior advisor to, the Company.

RECITALS

Contemporaneously with the date hereof, the Company will enter into Indemnification Agreements (collectively, the “Indemnification Agreements” or individually, a “Indemnification Agreement”) with each of the officers and directors of, and senior advisors to, the Company, each of whom individually will be a signatory to a counterpart of this Agreement; and

In order to induce the Company to enter into an Indemnification Agreement for the benefit of the Affiliate, the Affiliate has agreed to enter into this Agreement for the benefit of the Company, it being the intent and agreement of the parties that the Company’s execution of the Indemnification Agreement with the Affiliate and the Company’s payment of $500 cash as additional consideration will together constitute good and adequate consideration for the Affiliate’s execution, and agreement to the terms, of this Agreement; and

The Affiliate acknowledges the adequacy and receipt of the consideration recited above and, on that basis, the parties agree as follows:

1.	Nondisclosure of Confidential Information. Affiliate shall not, without the prior written consent of the Company, use, divulge, disclose, or make accessible to any other person, firm, partnership, corporation, or other entity any Confidential Information pertaining to the business of the Company, its subsidiaries, or its affiliates during his relationship with the Company or subsequently, except (i) if employed by the Company, in the business of and for the benefit of the Company, or (ii) as required by law. Affiliate shall also not deliver, reproduce or in any way allow any Confidential Information or any documentation relating thereto to be delivered or used by any third parties without specific direction or consent of a duly authorized representative of the Company. In the event of termination of the Affiliate’s relationship with the Company for any reason whatsoever, the Affiliate shall (i) surrender and deliver to the Company promptly all records, materials, equipment, drawings and data of any nature pertaining to any Confidential Information of the Company, and (ii) not take with him any copies of, or descriptions containing or pertaining to, any Confidential Information which the Affiliate has produced or obtained during the course of his relationship with the Company.

For purposes of this Section 1, “Confidential Information” shall mean non-public information or trade secrets concerning or related to the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing, acquisition, and divestiture plans and other non-public, proprietary and confidential information of the Company, that, in any case, is not otherwise available to the public (other than by Affiliate’s breach of the terms hereof), including any subject matter pertaining to any business of the Company or any of its customers or affiliates which the Affiliate may produce, obtain or otherwise acquire during the course of his relationship with the Company, as well as notes, analyses or summaries of the same.

2.	Non-Competition and Non-Solicitation.

(a) During the period (hereinafter, the “Non-Compete Period”) commencing on the execution of this Agreement and ending on the earlier of the date on which the Company (i) closes its initial business combination (as the term “business combination” is defined in the Company’s Registration Statement on Form S-1 as filed with the U.S. Securities and Exchange Commission, SEC File No. 126364 (the “Registration Statement”)), or (ii) is liquidated, the Affiliate agrees that he will not (1) become affiliated as an officer, director or stockholder of any blank check or blind pool company other than the Company that is operating in, or intending to acquire a business within, the food or non-alcoholic beverage industries, or (2) become an employee of another company in the food or non-alcoholic beverage industries, anywhere in the world.

(b) Affiliate and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power, and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

(c) Affiliate agrees that any breach of the covenant contained in this Section 1 would irreparably injure the Company. Accordingly, Affiliate agrees that the Company, in addition to pursuing any other remedies it may have in equity, may seek an injunction against Affiliate from any court having jurisdiction over the matter restraining any further violation of this Agreement by Affiliate; provided, however, that in the event a court of competent jurisdiction, which recognizes the validity of the provisions of this Section 1 finds Affiliate not to be in violation of the provisions of this Section 1, then the Company shall reimburse Affiliate all reasonable attorneys’ fees and costs incurred by the Affiliate in defending any such injunctive or similar action undertaken by the Company. Such reimbursement shall be based on invoices submitted as soon as practicable following the entry of a decision by the court, which invoices may be redacted to the extent necessary to preserve applicable attorney-client privileges.

(d) Affiliate agrees that during the Non-Compete Period, he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or hire for the benefit of anyone other than the Company any person who is, or was at any time during the twelve (12) months immediately preceding the time of the solicitation by the Affiliate, employed by the Company. The foregoing restriction shall not apply to the Affiliate’s secretary or other administrative employee who worked directly for him while with the Company, if the Affiliate is an employee of the Company at the date hereof or at the date of the Affiliate’s separation from the Company.

2. Business Opportunities. If during the Non-Compete Period the Affiliate becomes aware of, or involved with, a business opportunity within the food or non-alcoholic beverage industries (hereinafter, a “Business Opportunity”) which shall specifically include, but will not be limited to, (1) a business combination opportunity (including business combinations as defined in the Registration Statement) with a fair market value of $100 million or more, and (2) transactions including, but not limited to, joint ventures, partnerships or brand acquisition opportunities with a fair market value of $100 million or more, the Affiliate will first offer the Business Opportunity to the Company and will only pursue such Business Opportunity for his own account or for the account of any entity other than the Company if the Board of Directors of the Company has explicitly by written resolution determined not to proceed with such Business Opportunity.

3. Term. This Agreement shall become effective on its execution and, except with respect to the confidentiality provisions of this Agreement, shall remain in effect until the Company completes its initial business combination or is liquidated. The confidentiality provisions of this Agreement shall survive until the later of (i) expiration of any applicable statutes of limitations for claims brought by the Company for violation of the confidentiality provisions of Section 1 of this Agreement, or (ii) a term of five years from the date hereof.

4. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Boulder Specialty Brands, Inc.

6106 Sunrise Ranch Drive

Longmont, Colorado 80503

Attn: Stephen B. Hughes, Chief Executive Officer

with copies to:

Robert W. Walter, Esq.

9660 East Prentice Circle

Greenwood Village, Colorado 80111

To Affiliate:

At the address on the records of the Company

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duty delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

5. Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

6. Assignment. This Agreement shall be binding upon and inure to the benefit of the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Affiliate. The Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees in writing to assume the obligations of the Company under the Indemnification Agreement executed between the Company and the Affiliate contemporaneously herewith.

7. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

8. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 8 are in addition to the survivorship provisions of any other section of this Agreement.

9. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law.

10. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding concerning the subject matter hereof between the Company and the Affiliate.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

12. Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES) AND THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first specified above.

BOULDER SPECIALTY BRANDS, INC.		AFFILIATE

By:	/s/	By:	/s/
Name:	Stephen B. Hughes	Name:
Title:	Chief Executive Officer	Title:

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